Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports Second Quarter Results

HARTFORD, Conn. and BOSTON, Mass. (July 31, 2023) – Eversource Energy (NYSE: ES) today reported earnings of $15.4 million, or $0.04 per share, in the second quarter of 2023, compared with earnings of $291.9 million, or $0.84 per share, in the second quarter of 2022. In the first half of 2023, Eversource Energy reported earnings of $506.6 million, or $1.45 per share, compared with earnings of $735.3 million, or $2.13 per share, in the first half of 2022.

As a result of Eversource completing its Offshore Wind Strategic Review that included the sale of its interest in the undeveloped offshore lease area to Ørsted and the advancement of the sale of its interest in the projects under development, Eversource has determined that the carrying value of its total offshore wind investment is impaired. Therefore, the results for the second quarter and first half of 2023 include an after-tax impairment charge of $331.0 million, or $0.95 per share, related to Eversource Energy’s offshore wind investment. In addition, results for both years include transaction and transition costs related to Eversource Gas Company of Massachusetts and other charges that totaled $6.2 million in the second quarter of 2023 and $6.7 million in the first half of 2023, compared with $5.5 million in the second quarter of 2022 and $10.8 million in the first half of 2022. Absent these charges and the offshore wind impairment, Eversource earned $352.6 million1, or $1.00 per share1, in the second quarter of 2023 and $844.3 million1, or $2.41 per share1, in the first half of 2023, compared with $297.4 million1, or $0.86 per share1, in the second quarter of 2022 and $746.1 million1, or $2.16 per share1, in the first half of 2022.

Eversource Energy also today reiterated its 2023 non-GAAP earnings per share (EPS) projection of $4.25 to $4.43 per share, excluding the charges noted above. Eversource Energy also reaffirmed its long-term EPS growth rate from its core regulated businesses solidly in the upper half of 5-7 percent, using the $4.09 per share1 earned in 2022 as a base.

“We had a strong first half of the year,” said Joe Nolan, Eversource chairman, president and chief executive officer. “Operationally, we continue to deliver safe and reliable service to our 4.4 million customers. From an electric reliability standpoint, we are on track to deliver on our top performance record this year for our customers and resulting in top decile performance as compared to our peers, with average months between service interruptions at over 2 years system wide. Financially, we’re on plan to deliver on our projections for the year, despite continued pressures from higher inflation and interest rates. The nearly 10,000 employees of Eversource continue their hard work to advance our region’s clean energy goals and build on our position as an industry leader in sustainability, diversity, equity and inclusion.”

Electric Transmission

Eversource Energy’s transmission segment earned $161.0 million in the second quarter of 2023 and $316.1 million in the first half of 2023, compared with earnings of $151.5 million in the second quarter of 2022 and $300 million in the first half of 2022. Transmission segment results improved primarily due to a higher level of investment in Eversource’s electric transmission system to continue to provide the New England region with the highest system reliability.

Electric Distribution

Eversource Energy’s electric distribution segment earned $165.5 million in the second quarter of 2023 and $331.0 million in the first half of 2023, compared with $129.0 million in the second quarter of 2022 and $269.9 million in the first half of 2022. Improved second-quarter results were due primarily to higher distribution revenues, a favorable regulatory decision in New Hampshire that allowed for the recovery of previously expensed operating costs, and lower storm restoration costs, partially offset by higher interest expense, depreciation, and property taxes. Higher year-to-date results also include favorable timing impact of a rate design change for Eversource’s Massachusetts electric business that have the effect of shifting certain peak demand revenues from the summer period to winter periods, which was a pre-tax benefit that totaled approximately $21 million.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $11.7 million in the second quarter of 2023 and $181.9 million in the first half of 2023, compared with earnings of $7.7 million in the second quarter of 2022 and $171.7 million in the first half of 2022. Improved second-quarter and first-half results were primarily the result of higher revenues from our Massachusetts operations and lower operations and maintenance expense (O&M), partially offset by higher depreciation, interest and property tax expense.

Water Distribution

Eversource Energy’s water segment earned $9.3 million in the second quarter of 2023 and $10.8 million in the first half of 2023, compared with earnings of $9.0 million in the second quarter of 2022 and $12.7 million in the first half of 2022. Lower results in the first half were primarily due to higher O&M and higher interest expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies, excluding the charges noted above, earned $5.1 million1 in the second quarter of 2023 and $4.5 million1 in the first half of 2023, compared with earnings of $0.2 million1 in the second quarter of 2022 and losses of $8.2 million1 in the first half of 2022. Improved second-quarter and first half results primarily reflect a lower effective tax rate, partially offset by higher interest expense. Second quarter and year-to-date results also include a benefit from the disposition of Eversource’s interest in a clean energy fund and a resultant contribution in the first quarter of 2023 to the Eversource Energy Foundation.

The following table reconciles 2023 and 2022 second quarter and first half earnings per share:

		Second Quarter	First Six Months
2022	Reported EPS	$0.84	$2.13
	Higher electric distribution revenues and lower O&M, partially offset by higher interest, depreciation, and property taxes	0.10	0.17
	Higher electric transmission earnings in 2023, net of dilution	0.02	0.03
	Higher natural gas revenues and lower O&M in 2023, partially offset by higher depreciation, interest, and property taxes	0.01	0.03
	Benefit from the planned disposition of a clean energy fund investment, partially offset by resultant charitable contribution and higher interest	0.01	0.02
	Impairment of Offshore Wind Investment	(0.95)	(0.95)
	Lower transaction, transition and other charges	0.01	0.02
2023	Reported EPS	$0.04	$1.45

Financial results by segment for the second quarter and first six months of 2023 and 2022 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2023	June 30, 2022	Increase/ (Decrease)	2023 EPS[1]
Electric Transmission	$161.0	$151.5	$9.5	$0.46
Electric Distribution	165.5	129.0	36.5	0.47
Natural Gas Distribution	11.7	7.7	4.0	0.03
Water Distribution	9.3	9.0	0.3	0.03
Eversource Parent and Other Companies[1]	5.1	0.2	4.9	0.01
Impairment of Offshore Wind Investment	(331.0)	-	(331.0)	(0.95)
Transaction, transition and other charges	(6.2)	(5.5)	(0.7)	(0.01)
Reported Earnings	$15.4	$291.9	$(276.5)	$0.04

Six months ended:

(in millions, except EPS)	June 30, 2023	June 30, 2022	Increase/ (Decrease)	2023 EPS[1]
Electric Transmission	$316.1	$300.0	$16.1	$0.90
Electric Distribution	331.0	269.9	61.1	0.95
Natural Gas Distribution	181.9	171.7	10.2	0.52
Water Distribution	10.8	12.7	(1.9)	0.03
Eversource Parent and Other Companies[1]	4.5	(8.2)	12.7	0.01
Impairment of Offshore Wind Investment	(331.0)	-	(331.0)	(0.95)
Transaction, transition and other charges	(6.7)	(10.8)	4.1	(0.01)
Reported Earnings	$506.6	$735.3	$(228.7)	$1.45

Eversource Energy has approximately 349 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Robert S. Becker

(860) 665-3249

Note: Eversource Energy will webcast a conference call with senior management on August 1, 2023, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings discussion includes financial measures that are not recognized under generally accepted accounting principles (non-GAAP) referencing earnings and EPS excluding the impairment charge for the offshore wind investment and certain transaction, transition and other charges. EPS by business is also a non-GAAP financial measure and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of the impairment charge for the offshore wind investment and transaction, transition and other charges are not indicative of Eversource Energy’s ongoing costs and performance. Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance. This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; the ability to sell Eversource’s 50 percent interest in three offshore wind projects under development on the timeline we expect, to satisfy the investment tax credit qualifications related to the tax equity investment in the South Fork Wind project, and the ability of the Revolution Wind and Sunrise Wind projects to qualify for the investment tax credit adders, and to successfully reprice the Sunrise Wind OREC contract; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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